Exhibit 10.11

AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 1st day of January, 2022.

BETWEEN:

BRAZIL POTASH CORP., a body corporate duly incorporated under the laws of Ontario, Canada, and having an office at 198 Davenport Road, Toronto, Ontario, M5R 1J2

(hereinafter called the “Company”)

AND:	OF THE FIRST PART

HELlO BOTELHO DINIZ (HDX CONSULTORIA MINERAL EIRELI)., an individual with an address of rodovia Stael Mary Bicalho Mota Magalhiies, 345 apto 1102, Belvedere, Belo Horizonte, MG, Brazil, 30320-760.

(Hereinafter called the “Consultant”)

OF THE SECOND PART

WHEREAS the Company and the Consultant entered into an independent contractor agreement dated for reference the P1 day of July, 2009, amended on February 1, 2015 and amended on January 1, 2020 (the “Agreement”);

AND WHEREAS the parties are desirous of amending certain tenns of the Agreement.

THEREFORE, the Agreement is amended as follows:

1.	Paragraph 3 of the Agreement is amended as follows:

The base fee for the Consultant’s services hereunder shall be at the rate of USD$10,000 per month (the “Base Fees”), plus applicable goods and services tax, together with any such increments thereto and bonuses (including additional grants of options) as the Board of Directors of the Company may from time to time determine, payable in equal monthly amounts in advance on the first business day of each calendar month. As of the date hereof, the Consultant acknowledges and agrees he has received all accrued Base Fees owed under the Agreement and no Base Fees or other amounts remain outstanding.

2.	All other terms and conditions of the Agreement are hereby reaffirmed.

IN WITNESS WHEREOF, this amendment has been executed as of the day, month and year first above written.

BRAZIL POTASH CORP.

/s/ Matt Simpson
Authorized Signing Officer

/s/ Helio Botelho Diniz
HELIO BOTELHO DINIZ
HDX CONSULTORIA MINERAL EIRELI